Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-157150, 333-160979, 033-52946, 333-219547, and 333-225020) on Form S-8 of our reports dated February 28, 2023, with respect to the consolidated financial statements and financial statement schedule II of Dorman Products, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2023